UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2007

Industrial Enterprises of America, Inc.
(formerly known as Advanced Bio/Chem, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	1-32881	13-3963499
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

711 Third Avenue, Suite 1505, New York, New York	10017
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(212) 490-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 1 - Registrant's Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.

In connection with the election of Mr. Robert "Dan" Redmond as Executive Vice President of Industrial Enterprises of America, Inc. (the "Company") by the Board of Directors of the Company (described in Item 5.02, below), and in connection with the election of Mr. Redmond as President of Pitt Penn Oil Co., LLC ("Pitt Penn"), a subsidiary of the Company based outside of Pittsburgh, Pennsylvania (also described in Item 5.02, below), the Company and Mr. Redmond entered into an employment agreement dated March 14, 2007 (the "Agreement").

Pursuant to this Agreement, Mr. Redmond will serve in the aforementioned positions for a three year term commencing on April 1, 2007 and terminating on a date six (6) months from the date that Mr. Redmond receives notice from the Company that the Agreement is not being extended. Mr. Redmond shall be paid a base salary at a rate of two hundred seventy-five thousand dollars ($275,000) per year plus standard benefits, such salary to be reviewed and increased yearly in an amount not less than the increase in the Consumer Price Index as published by the U.S. Government multiplied by the then existing base salary.

In addition to the base salary, upon execution of the Agreement Mr. Redmond received 10,000 restricted shares of the Company and on each of April 1, 2008 and April 1, 2009, Mr. Redmond will receive an additional 10,000 shares of the Company's common stock. Furthermore, Mr. Redmond has received stock options to purchase the Company's common stock as follows: (i) stock options to purchase 100,000 shares of the Company's Common Stock at $6.05 per share which shall vest 1/3 each year over a three (3) year period pursuant to the Company's 2004 Stock Option Plan; and (ii) stock options issued to purchase shares of the Company's common stock in the event that Mr. Redmond has conducted a certain extraordinary event for the growth and development of the Company.

The Company may terminate the Agreement upon the death of Mr. Redmond or for cause as defined in the Agreement. Mr. Redmond may terminate the Agreement in the event that there shall be a change of control of the Company, as defined in the Agreement.

A copy of the Agreement dated March 14, 2007 is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Section 5 - Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

On March 14, 2007, the Board of Directors of the Company issued a press release that announced the appointment of Mr. Redmond as Executive Vice President of the Company and President of Pitt Penn. The appointment will be effective as of April 9, 2007. Mr. Redmond replaces Mr. Scott Margulis as President of Pitt Penn. Mr. Margulis had been serving as the interim President of Pitt Penn and will now return to his previous position in sales. Also effective April 9, 2007, Mr. Margulis has been named an Executive Vice President of the Company by the Board of Directors.

Since 2000, Mr. Redmond has been the Vice President of manufacturing of marketing at Chemtura Corporation where he managed 12 manufacturing facilities and 1,800 employees.

Section 7 - Regulation FD
Item 7.01 Regulation FD Disclosure.

As disclosed above in Item 5.02, on March 14, 2007, the Company issued a press release announcing the appointment of Mr. Redmond as the new Executive Vice President of the Company and President of Pitt Penn. The press release furnished with this current report on Form 8-K provides details not included in previously issued reports of the Company and is not deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in this filing.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.1	Employment Agreement of Mr. Robert Redmond, dated March 14, 2007.
99.1	Press Release of Industrial Enterprises of America, Inc., dated March 14, 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Enterprises of America, Inc.

May 15, 2007
By:  /s/ John D. Mazzuto
Name:  John D. Mazzuto
Title:  Chief Executive Officer